Exhibit 10.3

EMPLOYMENT AGREEMENT

BETWEEN

CHINA SUNERGY CO., LTD.

AND

Dated

OFFSHORE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of                             , is entered into by and between CHINA SUNERGY CO., LTD., a company organized and existing under the laws of the Cayman Islands (the “Company”), and                      (“Executive”), and shall become effective as of the date hereof (the “Effective Date”).

WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment on and after the Effective Date and considers it essential to its best interests and the best interests of its shareholders to foster the employment of Executive by the Company during the term of this Agreement; and

WHEREAS, Executive desires and is willing to enter into such employment with the Company and to enter into this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement:

“Group” means the Company and any company which is for the time being and from time to time, the holding company, parent, subsidiary or Affiliate of the Company.

“Affiliate” of a Person (the “Subject Person”) means any other Person directly or indirectly controlling, controlled by or under common control with the Subject Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes (a) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such Person, (b) possession directly or indirectly of 50% or more of the voting power of such Person or (c) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Person”, for the purpose of this Agreement, means an individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government or any department or agency thereof, or any other entity.

2. Term of Employment. Subject to the provisions of Section 8 of this Agreement, this Agreement shall be effective for a period commencing on the Effective Date and ending on the day immediately preceding the fifth (5th) anniversary of the Effective Date (the “Initial Term”); provided, however, that such term shall be automatically extended for successive twelve (12) month periods unless, no later than sixty (60) days prior to the expiration of the Initial Term or any extension thereof, either party hereto shall provide written notice to the other party hereto of its or his desire not to extend the term hereof (the Initial Term together with any extension shall be referred to hereinafter as the “Employment Term”).

3. Position.

(a) Executive shall serve as the                      of the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”). Executive shall report to the Board.

(b) During the Employment Term, Executive will devote his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

4. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of [$            ], payable in regular installments in accordance with the Company’s usual payroll practices. The Board may from time to time review and increase the Base Salary in its sole discretion. During the Employment Term, the Executive shall be eligible for any bonus program approved by the Board for the benefit of the senior executives of the Company; provided however, that the foregoing shall not create any presumption that a bonus will actually be granted by the Company to the Executive.

5. Employee Benefits. During the Employment Term, Executive shall be provided with benefits on the same basis as benefits are generally made available to other senior executives of the Company.

6. Vacation. Executive shall be entitled to four (4) weeks annual paid vacation in accordance with the vacation accrual policy of the Company.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8. Termination. Notwithstanding any other provision of this Agreement:

(a) For Cause by the Company. The Employment Term, and Executive’s employment hereunder, may be terminated at any time by the Company for “Cause” (as defined below) upon delivery of a “Notice of Termination” (as defined in Section 8(e)) by the Company to Executive. For purposes of this Agreement, “Cause” shall mean, in each case, as reasonably determined by the Board: (i) conviction of, or entry of a pleading of guilty or no contest by, Executive with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) Executive’s willful dishonesty towards the Company; (iii) Executive’s willful and continued failure to perform substantially all of his duties with the Company, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for substantial performance and Executive neglects to cure such a failure to the reasonable satisfaction of the Board within fifteen (15) days following receipt of such written demand; (iv) Executive’s material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations or his material breach of this Agreement; (v) Executive’s theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material damage to the Company or any of its affiliates or subsidiaries; or (vi) Executive’s habitual intoxication or continued abuse of illegal drugs which materially interferes with Executive’s ability to perform his assigned duties and responsibilities.

If Executive is terminated for Cause pursuant to this Section 8(a), he shall be entitled to receive only his Base Salary and authorized benefits through the date of termination and he shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due to the Executive following Executive’s termination of employment for Cause pursuant to this Section 8(a) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

(b) Disability or Death. The Employment Term, and Executive’s employment hereunder, shall terminate immediately upon his death or following delivery of a Notice of Termination by the Company to Executive if Executive becomes physically or mentally incapacitated and is therefore unable for a period of ninety (90) consecutive days or one hundred twenty (120) days during any consecutive six (6) month period to perform his duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as “Disability”). Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive his Base Salary through the date of termination and any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs. Executive or Executive’s estate (as the case may be) shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive (or his estate, as the case may be) shall not participate in any severance plan, policy or program of the Company.

(c) Without Cause by the Company or for Good Reason by Executive. The Employment Term, and Executive’s employment hereunder, may be terminated by the Company without Cause (other than by reason of Executive’s Disability) or by Executive for “Good Reason” (as defined below) following the delivery of a Notice of Termination to the other party. If Executive’s employment is terminated by the Company without Cause (other than by reason of Disability) or by Executive for Good Reason, Executive shall receive, within thirty (30) days following termination, a lump sum payment of (i) any earned but unpaid Base Salary through the date of termination and (ii) any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs. In addition, subject to Executive’s compliance with Sections 9, 10 and 11, Executive shall continue to receive in bi-weekly installments the Base Salary Executive would have otherwise received through the first (1st) anniversary of the date of termination in the case of termination by the Company without Cause, or through the sixth (6th) month anniversary of the date of termination in the case of termination by Executive for Good Reason; provided, however, that if necessary to avoid additional or accelerated taxation pursuant to Section 409A of the Code, Executive will receive the first twelve (12) installments of the foregoing payments on the six-month anniversary of the date of his termination in a lump sum payment and the remainder of such payments, if any, shall thereafter be paid in bi-weekly installments through the first anniversary of the date of termination. Executive shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following a termination pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company. If Executive’s employment is terminated pursuant to this Section 8(c), the continued payment of Base Salary shall be subject to Employee’s execution of a release in favor of the Company, its affiliates and their respective officers, directors and employees in such form as may be required by the Company.

For purposes of this Agreement, “Good Reason” means:

(i) Any failure by the Company to comply with any of the material provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;

(ii) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s position(s), duties or responsibilities with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of any event set forth in Section 8(a), (b) or (d); or

(iii) any failure by the Company to comply with the provisions of Section 4 of this Agreement;

provided that a termination by Executive with Good Reason shall be effective only if, within thirty (30) days following the delivery of a Notice of Termination for Good Reason by Executive to the Company, the Company has failed to cure the circumstances giving rise to Good Reason.

(d) Termination by Executive without Good Reason. The Employment Term, and Executive’s employment hereunder, may be terminated by Executive without Good Reason following the delivery of a Notice of Termination to the Company. Upon a termination by Executive pursuant to this Section 8(d), Executive shall be entitled to his Base Salary up to the date of such termination and he shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following termination pursuant to this Section 8(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

(e) Notice of Termination. Any purported termination of employment by the Company or Executive (other than on account of the death of Executive) shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 14(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The date of termination of Executive’s employment shall be the date so stated in the Notice of Termination and shall be no less than thirty (30) days following the delivery of a Notice of Termination; except that in the case of a termination by the Company for Cause in accordance with the terms of Section 8(a) hereof, in which case the date of termination of Executive’s employment may be, at the sole discretion of the Company, be the same date as the delivery of the Notice of Termination.

9. Non-Competition/Non-Solicitation.

(a) Executive acknowledges and recognizes the highly competitive nature of the “Business” (as defined below) of the Company and its subsidiaries and affiliates and accordingly agrees as follows:

(i) (A) The term “Business” means the manufacturing, whether directly by the Company or through its various subsidiaries or Affiliates (including without limitation NJPV), of photovoltaic cells and such other related business activities as the Company may engage in from time to time; (B) the Business is conducted primarily in the People’s Republic of China (“China” or the “PRC”); (C) Executive has intimate and valuable knowledge of the Business, as well as technical, financial, customer, supplier and other confidential information related to the Business, which, if exploited by Executive in contravention of the terms of this Agreement, would seriously, adversely and irreparably affect the ability of the Company to continue the Business; (D) the agreements and covenants contained in this Agreement, as they relate to the Business and otherwise, have been determined by the Company to be essential to protect the Business and goodwill of the Company; (E) for purposes of this Section 9, the Company shall be construed to include the Company and its subsidiaries and affiliates; and (F) Executive has the means to support himself and his dependents other than by engaging in the Business, and the provisions of this Agreement will not impair such ability in any manner whatsoever.

(ii) During the Employment Term and until the third anniversary of the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not directly or indirectly, (A) engage in the Business for Executive’s own account in China, (B) enter the employ of, or render any services to, any Person engaged in the Business in the PRC or (C) acquire a financial interest in, or otherwise become actively involved with, any person engaged in the Business in the PRC, directly or indirectly (and whether or not for compensation), as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (D) interfere with business relationships (whether formed before or after the Effective Date) between the Company and customers or suppliers of, or consultants to, the Company.

(iii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely through passive ownership as a portfolio investment (with no director designation rights or other special governance rights), securities of any person engaged in the Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 1% or more of any class of securities of such person.

(iv) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company, or directly or indirectly hire, any person who is an employee of or consultant then under contract with the Company or who was an employee of or consultant then under contract with the Company within the one year preceding such activity without the Company’s written consent.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Nondisparagement. Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers or shareholders of the Company or its affiliates unless giving truthful testimony under subpoena.

11. Confidentiality. Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by the Company, in furtherance of the business of and for the benefit of the Company or its affiliates; provided that Executive may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this Section 11, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the Company or its subsidiaries, affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof). Upon termination of Executive’s employment with the Company and its affiliates, Executive shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information, including all copies thereto.

12. Assignment of Inventions.

(a) Exhibit A hereto lists all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive prior to his employment with the Company (collectively referred to as “Prior Inventions”), which belong to the Executive, which relate to the Company’s Business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, the Executive represents that there are no such Prior Inventions.

(b) If in the course of his employment with the Company, the Executive incorporates into a product, process or machine of the Company and/or any other member of the Group a Prior Invention owned by him or in which he have an interest, the Company and/or any member of the Group is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(c) The Executive shall promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign, free or charge, to the Company, or its designee, all the right, title, and interest he may have in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, processes, copyright works, know-how, Confidential Information, any other work’s information or matter which gives rise or may give rise to any intellectual property of whatsoever nature, whether or not patentable or registrable under any law of any country, which he may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during his employment with the Company (collectively referred to as “Inventions”), except as provided in Section 12(j) below.

(d) The Executive acknowledges that the Company, or its designee, has the absolute title, right or interest in and to any and all original inventions or works of authorship which are made by him, as an employee, (solely or jointly with others) within the scope of and during the period of the employment with the Company and which inventions and works are the “service invention-creation” and “works made for hire” as defined under applicable law. If any one or more of the aforementioned Inventions can be protected by copyright and are not considered to be “service invention-creation” or “works made for hire” as defined under applicable law, such items shall be deemed to be assigned and transferred completely and exclusively to the Company, or its designee, by virtue of the execution of this Agreement by the Executive.

(e) The Executive acknowledges that the decision whether or not to commercialize or market any invention developed by him solely or jointly with others is within the Company’ sole discretion and for the sole benefit of the Company and/or any other member of the Group, and that no royalty will be due to the Executive as a result of the Company’s efforts (or the efforts of any member of the Group) to commercialize or market any such Invention.

(f) The Executive shall keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(g) The Executive shall assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s (or its designee’s) rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto, and to do all other things reasonably requested by the Company, or its designee, (both during and after the term of this Agreement) in order to vest more fully in the Company, or its designee, all ownership rights in the Inventions.

(h) If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States, PRC or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as set forth above, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

(i) With respect to Inventions that are not considered as “service invention-creation” or “works made for hire” under applicable law, to the extent that any application, registration or other governmental processes may be required in order to protect the Company’s, or its designee’s ownership of any Inventions, the Executive hereby grants the Company, or its designee, an irrevocable power of attorney to execute all documents and do all acts in his name as the Company, or its designee, may deem necessary or advisable to effect such processes and agrees to diligently and faithfully assist the Company, or its designee, in effecting such processes.

(j) Any assignment of any Inventions under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where such Moral Rights exist, the Executive hereby waives such Moral Rights and consent to any action of the Company, or its designee, that would violate such Moral Rights in the absence of such consent. The Executive hereby covenants to confirm any such waivers and consents from time to time as requested by the Company, or its designee.

(k) In respect of any inventions which are not Inventions but which relate to the business of the Company or Group, the Company or any member of the Group shall have a pre-emptive right to acquire for itself or its nominee all or any part (at the Company’s option) of the Executive’s rights therein within three (3) months of their disclosure by the Executive to the Company under Section 12(c) above on such terms as shall be agreed by the Company and Executive. In the event that the Company or any member of the Group decides not to acquire such inventions, the Executive hereby grants to the Company, a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, exclusive license to use for any and all purposes and in any manner any such other inventions that are within the scope of the actual and anticipated business of the Company or the Group.

13. Enforcement of Restrictive Covenants. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 9, 10, 11 or 12 herein would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, upon a violation by Executive of Section 9, 10, 11 or 12, as determined in good faith by the Board, all payments remaining due to Executive pursuant to Section 8(c), if applicable, shall immediately cease.

14. Miscellaneous.

(a) Acceptance. Executive hereby represents that his performance and execution of this Agreement does not and will not constitute a breach of any agreement or arrangement to which he is a party or is otherwise bound, including, without limitation, any noncompetition or employment agreement.

(b) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES OF AMERICA APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 14(d)) MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(c) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(d) Arbitration; Legal Fees. Except to the extent contemplated by Section 13, any dispute, controversy or other claim arising out of or relating to (i) this Agreement, or (ii) Executive’s employment with the Company shall be resolved by binding confidential arbitration before a single arbitrator, to be held in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrator, if applicable, equally.

(e) Entire Agreement/Effectiveness of this Agreement. This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter thereof. Executive hereby acknowledges and agrees that the Prior Employment Agreement shall terminate as of immediately prior to the Effective Date and Executive shall have no further rights thereunder and the Company and its affiliates shall have no further obligations thereunder.

(f) Amendments. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Sections 9, 10, 11, 12 and 13 survive the termination of this Agreement and the termination of Executive’s employment with the Company, except as otherwise specifically stated therein.

(g) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(h) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, each such provision shall be processed with whatever deletion or modification is necessary so that the provision is otherwise legal, valid and enforceable and gives effect to the commercial intention of the parties. To the extent it is not possible to delete or modify the provision, in whole or in part, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the validity, legality and enforceability of the remaining provisions of this Agreement shall, subject to any deletion or modification made hereunder, not be affected.

(i) Assignment. Executive shall not have the right to assign his interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement. This Agreement may be assigned by the Company to any successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company.

(j) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given seven (7) days after the date of deposit in the United States mail.

If to Executive, to:

If to the Company, to:

123 Focheng West Road
Jiangning Economic & Technical Development Zone
Nanjing, PRC 211100
Facsimile: +86 (25) 5276-6882
Attention: Lu Tingxiu

with a copy to:

Latham & Watkins LLP
41/F One Exchange Square
8 Connaught Place, Central
Facsimile: (852) 2522-7006
Attention: David T. Zhang

(k) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

(l) Continuation of Employment. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment “at will” and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by Executive or the Company.

(m) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

CHINA SUNERGY CO., LTD.

By:
Name:
Title:

EXHIBIT A

Prior Inventions

Schedule

No.	Date of Agreement	Senior Executive Officer	Position	Prior Inventions
1	October 25, 2006	Tingxiu Lu	Chief Executive Officer	None

2	October 25, 2006	Jianhua Zhao	President and Chief Scientist	Screen printed p-type silicon solar cell manufacturing technology, involving the standard steps of texturing etch, phosphorus diffusion, edge isolation plasma etch, PECVD SiNx deposition, screen printing front and rear Ag and Al contact metal, firing the pastes, testing, sorting and packing.

3	October 25, 2006	Guangyou Yin	Vice President - Operations	None

4	October 25, 2006	Fengming Zhang	Vice President - Manufacturing	None

5	October 25, 2006	Aihua Wang	Vice President - Research and Development	Screen printed p-type silicon solar cell manufacturing technology, involving the standard steps of texturing etch, phosphorus diffusion, edge isolation plasma etch, PECVD SiNx deposition, screen printing front and rear Ag and Al contact metal, firing the pastes, testing, sorting and packing.

6	October 25, 2006	Chengrong Xu	Vice President - Administration and Human Resources	None

7	October 25, 2006	Xiaodong Chen	Vice President - Financing and Investor Relations	None

8	January 8, 2007	Shaofeng Qi	Chief Financial Officer	None

9	January 15, 2007	Yumin Gu	Vice President - Sales and Purchasing	None

English Translation

EMPLOYMENT AGREEMENT

BETWEEN

CEEG (Nanjing) PV-Tech Co., Ltd.

AND

Dated October 23, 2006

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 23, 2006, is entered into by and between CEEG (Nanjing) PV-Tech Co., Ltd., a limited liability company incorporated in Nanjing, Jiangsu Province and existing under the laws of the People’s Republic of China (the “Company”), and                      (“Executive”), and shall become effective as of the date hereof (the “Effective Date”).

WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment on and after the Effective Date; and

WHEREAS, Executive desires and is willing to enter into such employment with the Company and to enter into this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement:

“Group” means the Company and any company which is for the time being and from time to time, the holding company, parent, subsidiary or Affiliate of the Company.

“Affiliate” of a Person (the “Subject Person”) means any other Person directly or indirectly controlling, controlled by or under common control with the Subject Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes (a) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such Person, (b) possession directly or indirectly of 50% or more of the voting power of such Person or (c) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Person”, for the purpose of this Agreement, means an individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government or any department or agency thereof, or any other entity.

2. Term of Employment. Subject to the provisions of Section 8 of this Agreement, this Agreement shall be effective for a period commencing on the Effective Date and ending on the day immediately preceding the fifth (5th) anniversary of the Effective Date (the “Initial Term”); provided, however, that such term shall be automatically extended for successive twelve (12) month periods unless, no later than sixty (60) days prior to the expiration of the Initial Term or any extension thereof, either party hereto shall provide written notice to the other party hereto of its or his desire not to extend the term hereof (the Initial Term together with any extension shall be referred to hereinafter as the “Employment Term”).

3. Position.

(a) Executive shall serve as the                      of the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”). Executive shall report to the Board.

(b) During the Employment Term, Executive will devote his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

4. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of                     , payable in regular installments in accordance with the Company’s usual payroll practices. The Board may from time to time review and increase the Base Salary in its sole discretion. During the Employment Term, the Executive shall be eligible for any bonus program approved by the Board for the benefit of the senior executives of the Company; provided however, that the foregoing shall not create any presumption that a bonus will actually be granted by the Company to the Executive.

5. Employee Benefits. During the Employment Term, Executive shall be provided with benefits on the same basis as benefits are generally made available to other senior executives of the Company.

6. Vacation. Executive shall be entitled to four (4) weeks annual paid vacation in accordance with the vacation accrual policy of the Company.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies. But the same expenses can only be reimbursed once with in the Group.

8. Termination.

(a) In any of the following circumstances, the Company is entitled to terminate this Agreement by 30 day prior written notice to the Executive:

(i) The Executive is unable, due to a non-job-related illness or injury, to perform the Executive’s original job functions or the functions of a new job assigned by Company, even after medical treatment thereof;

(ii) The Executive is not capable, after training, of performing her originally assigned job functions or a newly assigned job;

(iii) The basis upon which this Agreement was signed has changed substantially so that it is not possible to continue to carry out this Agreement as originally intended and, after consultations, Company and the Executive fail to agree as to how to amend this Agreement;

(iv) Any other reason lawful under PRC laws and regulations.

(b) In any of the following circumstances, the Company is entitled to terminate this Agreement “for cause”, without prior notice or paying economic compensation:

(i) The Executive has seriously violated PRC laws or regulations or the Company policies or rules;

(ii) the Executive has profited illegally from or otherwise abused his/her position;

(iii) the Executive has caused material damage to Company’s reputation or interests;

(iv) the Executive has been convicted of a crime; or

(v) Any other reason lawful under PRC laws and regulations.

(c) The Executive is entitled to terminate this Agreement by 30 day prior written notice to the Company.

(d) In any of the following circumstances, the Executive is entitled to terminate this Agreement without prior notice:

(i) The Company forces the Executive to work by violence, threats or illegal restraint to the Executive’s personal freedom; or

(ii) The Company has failed to pay the Executive according to this Agreement or provide safe work conditions.

(e) Unless otherwise provided herein, Section 9, 10, 11, 12 and 13 hereof shall survive the termination of the employment between the Executive and the Company.

9. Non-Competition/Non-Solicitation.

(a) In consideration of the Company’s employment of the Executive and paying salary to the Executive in accordance with Chinese laws, to the most extent permissible by the applicable law, the Executive undertakes not to or allows his affiliates to obtain practical interest or position in any person, company, enterprise, partnership organization or other entities that compete with the Company or provide any consulting service or other assistance to such person, company, enterprise, partnership organization or other entities within his or her service in the Company or 3 years after leaving the Company. The Executive also undertakes not to or allow his affiliates to independently operate any business that competes with the Company within his or her service in the Company or 3 years after leaving the Company. Notwithstanding the above provisions, the executive shall not or allow his affiliates to (x) independently operate the same or similar businesses that compete with the business of the Company; (y) accept or obtain any practical interest or position in any person, company, enterprise, partnership organization or other entities that compete with the Company; or (z) in any form cause competition with the business of the Company within his or her service in the Company or 3 years after leaving the Company. In the agreement, any affiliate of any person or entity shall include (i) any type of organizations where the person or entity serves as executive, director or partner or holds, directly or indirectly, 10% or more practical interest; (ii) any trust or other properties of which the person or entity has significant interest or acts as trustee (or similar position), and (iii) any relative, spouse or the relatives thereof who live together with the person or who serve as director or executive in the above mentioned entities or its parent company or subsidiaries. In the section, “business of the Company” includes any business which accounts for at no less than 30% of the turnover or total profit of the Company within 6 months before the termination of employment. The Executive shall perform all other duties within the framework of relative laws and regulations of China that is then effective even though the above obligations are not executable under the laws and regulations of China that is then effective. If the Company shall pay consideration according to the relative laws and regulations of China that is then effective, the Company may select to pay in accordance with the lowest standard as stipulated by the relative laws and regulations of China that is then effective.

Without prejudice to the generality of the above terms, in accordance with the current effective Jiangsu Labor Contract Ordinance, the Executive shall fulfill all the above-mentioned duties within his or her service in the Company, and under the pre-condition that the Company has paid the Executive annual economic compensation equivalent to one third of the salary the Executive obtains during the last 12 months when he serves the Company, the Employee shall fulfill all the above-mentioned obligations. The provisions specified in this paragraph shall be amended automatically according to the amendments to the applicable laws and regulations.

(b) The Executive shall not, within his or her service in the Company or three (3) years after the employment terminates, incite, allure, encourage or facilitate by other means (a) any other executive or employees to terminate the employment with the Company; (b) any consultant, independent contractor, agent, customer, representative, seller or supplier to terminate their relationship with the Company or the business or employment with other individuals or entities except those actions taken during the performance of his or her duties within his or her service in the Company.

10. Nondisparagement. Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers or shareholders of the Company or its affiliates unless giving truthful testimony under subpoena.

11. Confidentiality. The Employee agrees not to disclose directly or indirectly to any person, company, enterprise, partnership organization or other enterprises any confidential or proprietary information (technical, financial, marketing, etc.)(hereinafter referred to as “Confidential Information”) related to the Company, its parent company, affiliated company, related company, intra-group companies and any other companies related with the Company in business or contracts (“Related Companies”) in his or her service in the Company or three (3) years after the employment terminates. In case of (A) use or disclosure of the confidential information in reasonable performance of his or her duties for the Company, and (B) use or disclosure in conformity with the laws and the legally enforceable orders, the contents disclosed shall be limited to the scope subject to the laws and the legally enforceable orders and the Employee shall inform the Company before use and disclosure for the Company to take appropriate protective measures.

The “Confidential Information” herein refers to any tangible or intangible information or materials which are the proprietary and confidential information of the Company and the Employee has access to during or due to his or her employment. The above information is regarded as the confidential information whether it is owned or developed by the Company.

The Confidential Information includes but not limited to the information, development, business secret, know-how, invention (with patent right or not), personnel information, customer information, technical materials, program and regulation system, diagram, experiment notes, testing program, software design and structure, computer data, internal documents, design and function specification, problem, other report, analysis and performance information, software document, other technologies, business, service, product, market, marketing, plan, strategy, research, finance or other information relating to the Company or any of its customers, consultants or licensees.

The Confidential Information does not include (i) the information or materials which are already made public before the information or materials are disclosed to the Employee; (ii) the information or materials which are made public not because of the fault of the Employee after the information or materials are disclosed to the Employee; (iii) the information or materials that is in possession of the Employee when the information or materials are disclosed to the Employee and the Employee does not bear any confidential obligation to the Company; (iv) the information or materials the Employee obtains through the third party on the premise that any confidential obligations are not violated.

Upon the termination of the Employee’s employment or any time the Company may request, the Employee shall deliver to the Company all memos, notes, plans, records, reports, computer tapes, software, other document, data and all copies thereof relating to the confidential information, intellectual property right (as defined in Section 12(a) below) or the business of the Company.

12. Proprietorship of Intellectual Property Right.

(a) The Employee agrees that the findings, invention, innovation, improvement, development, approach, design, diagram, analysis, report and all the practical or expected businesses, similar or related materials and other proprietary intellectual property rights (“Intellectual Property Right”, whether be patent, business secret or other legal rights) relating to the Company’s past, present or future products or services all belong to the Company. The Employee undertakes to cooperate to the best of his/her ability with the Company to procure the Company to obtain the complete right to intellectual property without any defect.

(b) The Employee hereby undertakes to transfer, permanently (or the longest term according to the law) and free of charge, his proprietorship and interests to the intellectual property rights which the Employee possessed, held or under his or her control and put into use or all the intellectual property rights the Employee developed and provided for use in or relating to the business of the Company, and the Employee hereby waive the rights to the Company. The Employee hereby undertakes to take any further action required by the Company including but not limited to signing any necessary documents or completing any applicable legal procedures to perform the above transfer.

13. Remedies for Breach of Contract. The Employee acknowledges the Company shall or may suffer serious damage or loss should the above obligations be violated. The Employee agrees that should the above obligations be violated or threatened, the Company shall have the right to seek instructive or injunction legal remedies in the courts aside from other legal remedies such as economic compensation.

14. Miscellaneous.

(a) Non-breach. Executive hereby represents that his performance and execution of this Agreement does not and will not constitute a breach of any agreement or arrangement to which he is a party or is otherwise bound, including, without limitation, any noncompetition or employment agreement.

(b) Applicable Law. The Agreement shall be governed and construed by the laws of the People’s Republic of China. All disputes arising from the Agreement shall be governed by the courts in China. The plenary has the right to file suit in any courts in Nanjing of China.

(c) Entire Agreement/ Amendments. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and understandings between the parties with respect to the subject matter thereof. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d) No Waiver. In case any party delays or fails to execute any right or remedy under the Agreement or arising out of the breach by the other party, the right and remedy shall not be damaged or it shall be deemed as waiver or consent of the breach. Any waiver, being similar or not, shall not be deemed as waiver of other breaches occurring therebefore or thereafter. The waiver of any terms and conditions shall be carried out in writing by the party who are favored by the terms and conditions. Any waiver of breach shall not influence the Agreement and any terms and conditions shall remain in effect upon other or later breaches.

(e) Severability. The invalidity, illegality or unenforceablity of any clause of this Agreement in any jurisdiction shall only result in the invalidity, illegality or unenforceablity of such clause in such jurisdiction, without prejudice to the validity, legality and enforceability of other clauses in this jurisdiction or any clause hereof in other jurisdiction, and such invalid, illegal or unenforceable clause shall be replaced by a valid, legal and enforceable clause that reflect the parties’ intention to the most extent.

(f) Assignment. Executive shall not have the right to assign his interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement. This Agreement may be assigned by the Company to any successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company.

(g) Notice. All notices and other correspondences required or permitted to be given or made under the Agreement shall be in writing and delivered in person, by express courier or facsimile.

For the Company:

Add:              No. 123 Focheng West Road Jiangning Economic & Technical Development Zone Nanjing

Recipient:     Lu Tingxiu

Tel:               0086 – 25 – 52766698

Fax:              0086 – 25 – 52766699

For the Employee:

Add:              No. 123 Focheng West Road Jiangning Economic & Technical Development Zone Nanjing

Recipient:

Tel:

Fax:                0086 – 25 – 52766699

(h) Amendment and Waiver. The Agreement shall not be amended or changed until every party agrees by written consent, but the Company has the right to reduce the term of confidentiality and non-compete stipulated in the Agreement without the consent of the Employee. The abovesaid “term of confidentiality and non-compete” refers to the aforementioned term of employment and 3 years after the employment. Should the Company reduce the term of confidentiality and non-compete, the Company can give economic compensation for its adjusted term of confidentiality and non-compete in accordance with the relative provisions in the Jiangsu Labor Contract Ordinance. In case any party delays or fails to execute any right or remedy under the Agreement or arising out of the breach by the other party, the right and remedy shall not be damaged or it shall be deemed as waiver or consent of the breach. Any waiver, being similar or not, shall not be deemed as waiver of other breaches occurring therebefore or thereafter. The waiver of any terms and conditions shall be carried out in writing by the party who are favored by the terms and conditions. Any waiver of breach shall not influence the Agreement and any terms and conditions shall remain in effect upon other or later breaches.

(i) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such personal income taxes as may be required to be withheld pursuant to any Chinese law.

(j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/

CEEG (Nanjing) PV-Tech Co., Ltd. (seal)

By:	/s/ Lu Tingxiu
Name:
Title:

EXHIBIT A

Prior Inventions

None.

Schedule

	Senior Executive Officer	Title
1	Tingxiu Lu	Chief Executive Officer

2	Guangyou Yin	Vice President - Operations

3	Chengrong Xu	Vice President - Administration and Human Resources